Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FINAL SECOND QUARTER 2006 RESULTS AND FILES RESTATED

FINANCIAL STATEMENTS FOR PRIOR PERIODS

Bethpage, N.Y., September 21, 2006 - Cablevision Systems Corporation (NYSE:CVC) today reported complete financial results for the second quarter ended June 30, 2006.  On August 8, 2006, the Company released select second quarter operating and financial measures, citing an expected restatement of financial statements for periods prior to its second quarter of 2006.  Today the Company filed with the Securities and Exchange Commission a Form 10-K/A for the year ended December 31, 2005 and a Form 10-Q/A for the quarter ended March 31, 2006 with restated financial statements, as well as its Form 10-Q for the quarter ended June 30, 2006.  The financial information in this release reflects the restated financial information in those reports, where applicable.

Consolidated net revenue for the second quarter of 2006 grew 15.6% to more than $1.4 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden.  Operating income grew 75.1% to $166.5 million and adjusted operating cash flow (“AOCF”)(1) increased 17.5% to $469.9 million.  These results include the impact of certain items in both Cable Television and at Rainbow that are described on page 2 and page 3, respectively.  Excluding the impact of these items, the company’s second quarter net revenue, operating income, and AOCF would have increased 15.0%, 38.5% and 9.2%, respectively.

Operating highlights for the second quarter 2006 include:

•                  Quarterly Revenue Generating Unit (“RGU”) growth of more than 385,000 new video, high-speed data and voice units; the Company’s highest second quarter RGU gain ever

•                  Ninth consecutive quarter of basic video subscriber gains

•                  Cable Television net revenue growth of 17.9% as compared to the second quarter of 2005

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $109.01

Results from Continuing Operations(2)

Segment results for the quarters ended June 30, 2006 and June 30, 2005 are as follows:

	Revenue, Net		Operating Income (Loss)		AOCF
$ millions	Q2 2006	Q2 2005	Q2 2006	Q2 2005	Q2 2006	Q2 2005
				(As restated)

Telecommunications	$1,049.1	$895.3	$198.2	$129.9	$439.1	$354.2
Rainbow	225.9	204.1	(1.7)	(10.9)	32.5	29.3
MSG	162.0	151.6	(0.4)	7.6	18.0	29.8
Other (including eliminations)	(13.1)	(19.1)	(29.6)	(31.5)	(19.7)	(13.2)
Total Company	$1,423.9	$1,231.9	$166.5	$95.1	$469.9	$400.1

(1).       Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding stock plan charges or credits and restructuring charges or credits.  Please refer to page 5 for a more detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

(2).       The operating results of Fox Sports Net (FSN) Ohio, FSN Florida, FSN Chicago and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the table above.  The VOOM HD Networks are included in the Rainbow segment for all periods presented.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2006 rose 17.2% to $1,049.1 million, operating income increased 52.7% to $198.2 million, and AOCF grew 24.0% to $439.1 million, all compared to the prior year period.  Second quarter 2006 operating income and AOCF include a reduction in technical and operating expenses of $26.5 million relating to the resolution of a contractual programming dispute.  Excluding this item, second quarter operating income and AOCF would have increased 32.1% and 16.4%, respectively.

Cable Television

Cable Television second quarter 2006 net revenues increased 17.9% to $1,008.4 million, operating income increased 48.1% to $202.8 million and AOCF rose 25.4% to $423.1 million, each compared to the prior year period.  The increases in net revenue, operating income, and AOCF resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of more than 1.5 million Revenue Generating Units since the second quarter of 2005.  Second quarter 2006 Cable Television results include the item discussed above.  Excluding this item, second quarter operating income and AOCF would have increased 28.6% and 17.5%, respectively.

Second quarter 2006 highlights include:

•                  Basic video customers up 35,328 or 1.2% from March 2006 and 95,486 or 3.2% from June 2005; ninth consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 143,499 or 6.7% from March 2006 and 529,265  or 30.4% from June 2005

•                  Optimum Online high-speed data customers up 84,819 or 4.7% from March 2006 and 371,578 or 24.4% from June 2005

•                  Optimum Voice customers up 122,234 or 14.1% from March 2006 and 509,185 or 106.4% from June 2005

•                  Revenue Generating Units up 385,284 or 4.9% from March 2006 and 1,503,577 or 22.3% from June 2005

•                  Advertising revenue rose 22.6% from March 2006 and declined 1.0% from the prior year period

•                  Cable Television RPS of $109.01, up $4.77 or 4.6% from the first quarter of 2006 and $13.79 or 14.5% from the second quarter of 2005

•                  AOCF margin of 42.0% (39.3% excluding the benefit of the dispute resolution discussed above) compared to 38.6% in the first quarter of 2006 and 39.4% in the second quarter of 2005

Lightpath
For the second quarter 2006, Lightpath net revenues increased 11.3% to $52.9 million, operating loss declined 35.2% to $4.6 million and AOCF declined 5.5% to $16.0 million, each as compared to the prior year period.  The increase in net revenue is primarily attributable to growth in Optimum Voice call completion activity and Ethernet data services over Lightpath’s fiber infrastructure, offset in part by a decline in traditional phone service usage.  Second quarter 2006 operating loss and AOCF results reflect revenue growth and a credit to carrier costs, offset by increased marketing and network expenses, as compared to the prior year period.  In addition, the decline in operating loss was primarily impacted by lower depreciation and amortization in the second quarter of 2006 compared to the prior year period.  Revenue related to Optimum Voice call completion activity has no net impact on operating loss or AOCF.  Lightpath revenue excluding Optimum Voice call activity would have increased 1.0%.

Rainbow
Rainbow consists of our National Programming services - AMC, IFC and WE tv (formerly known as WE: Women’s Entertainment) as well as Other Programming which includes: FSN Bay Area, fuse, MagRack, sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network

Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.  After the resolution of a contractual dispute with one of its major affiliates, the operations of FSN Chicago were shut down in June 2006.

Rainbow net revenues for the second quarter 2006 increased 10.7% to $225.9 million, operating loss declined 84.5% to $1.7 million and AOCF rose 11.0% to $32.5 million, all compared to the prior year period.  Second quarter 2005 results exclude certain affiliate revenue attributable to the quarter that was not recognized, due to a contractual dispute, until the third quarter of 2005 when such dispute was resolved.  If this net revenue had been recognized in the second quarter of 2005, second quarter 2006 net revenue would have increased 7.5% while operating loss and AOCF would have declined 66.4% and 7.5%, respectively.

AMC/IFC/WE
Second quarter 2006 net revenues increased 12.0% to $151.7 million, operating income rose 20.3% to $39.3 million and AOCF rose 15.5% to $57.6 million, each compared to the prior year period.  As noted above, second quarter 2005 results exclude certain affiliate revenue, which was recorded in the third quarter of 2005.  If this revenue had been recognized in the second quarter of 2005, AMC/IFC/WE’s second quarter 2006 net revenue, operating income, and AOCF would have increased 7.2%, 2.0% and 3.4%, respectively.

The second quarter 2006 results reflect:

•                  A 13.8% increase in advertising revenue, as compared to the prior year period, driven principally by higher primetime sellout rates

•                  A 9.9% increase in affiliate revenue compared to the prior year period or a 2.7% increase if the disputed affiliate revenue described above were included in the second quarter of 2005

•                  Viewing subscriber increases of 7.7% at IFC, 5.0% at WE and 1.7% at AMC as compared to June 2005

•                  Higher contractual rights expense and marketing expenditures related to the premiere of new original programming

Other Programming
Second quarter 2006 net revenues rose 4.9% to $79.9 million, operating loss declined 5.8% to $41.0 million, and the AOCF deficit increased $4.5 million to $25.1 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher revenue at the regional sports and news networks, IFC Entertainment and fuse, partially offset by the impact of the closure of two Metro Channels in 2005.  The increase in AOCF deficit is primarily driven by operating losses at VOOM HD Networks, regional news networks, fuse and the 2005 closure of the Metro Channels, offset by a reduction in expenses at IFC Entertainment and the growth in revenue discussed above.

Madison Square Garden
Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s second quarter 2006 net revenue increased 6.9% to $162.0 million compared to the second quarter of 2005.  Second quarter 2006 operating income declined $8.0 million to an operating loss of $0.4 million and AOCF declined to $18.0 million from $29.8 million, both compared to the prior year period.  MSG’s second quarter 2006 results were primarily impacted by:

•                  Higher network affiliate revenue, as compared to the second quarter of 2005, despite certain retroactive rate adjustments in the second quarter of 2005

•                  A net increase in revenue and a net decline in AOCF resulting from the return of NHL games after the cancellation of the 2004-2005 hockey season and the termination of the New York Mets broadcast rights agreement

•                  Higher Knicks player related costs in the second quarter of 2006 including luxury tax expense

Total Company (Results from Continuing Operations)
Consolidated second quarter 2006 results are as follows:

•                  Consolidated net revenue grew 15.6% to more than $1.4 billion, compared to the prior year period, driven primarily by the addition of more than 1.5 million Revenue Generating Units since the second quarter of 2005 in Cable Television, combined with revenue growth at all other reportable segments.

•                  Operating income increased 75.1% to $166.5 million and consolidated AOCF increased 17.5% to $469.9 million, compared to the second quarter of 2005.  The increases in operating income and AOCF reflect the net growth in revenue discussed above, partially offset by higher expenses at MSG, Rainbow’s Other Programming and other corporate G&A expense.

•                  Total company results were impacted by certain events in both the second quarter of 2006 and the second quarter of 2005 as described above.  Excluding these items, the company’s second quarter net revenue, operating income, and AOCF would have increased 15.0%, 38.5% and 9.2%, respectively.

In addition, in April 2006 the Company paid a $10 per share special cash dividend (a total of approximately $2.96 billion) funded by approximately $3 billion of additional debt.  Second quarter 2006 total net interest expense reflects a significant increase, as compared to the prior year period, principally as a result of the additional borrowing.

2006 Outlook

The company affirms and updates the previously issued full year 2006 guidance as outlined below:

Cable Television
Basic video subscribers growth	+ 3.5% to 4.0%
Revenue Generating Unit (RGU) net additions	Approximately 1.5 million
Total revenue growth	high teens (a)
Adjusted operating cash flow growth (b)	high teens (a)
Capital expenditures	Approximately $750 million

AMC/IFC/WE
Total revenue growth	high single digit (a)
Adjusted operating cash flow growth (b)	high single digit (a)

(a)             Percentage growth rate (2006 as compared to 2005)

(b)            The company’s definition of AOCF excludes charges or credits related to our employee stock plan and non-employee director stock plan, including those related to restricted shares, stock options and stock appreciation rights; therefore, the 2006 outlook above excludes any impact of the adoption of FASB Statement No. 123R (effective January 1, 2006).

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding charges or credits related to our employee and non-employee director stock plans and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of stock based compensation expense allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of variable stock options and stock appreciation rights (for the 2005 period) or stock appreciation rights (for the 2006 period) and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows.  Net cash from operating activities also excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006 (a)	2005 (a)	2006 (a)	2005 (a)
		(As restated)		(As restated)
Revenues, net	$1,423,923	$1,231,859	$2,833,281	$2,444,985
Adjusted operating cash flow (b)	$469,945	$400,100	$866,823	$754,514
Stock plan expense	(22,858)	(29,292)	(39,289)	(52,742)
Restructuring credits (charges)	2,069	(49)	2,754	(655)
Operating income before depreciation and amortization	449,156	370,759	830,288	701,117
Depreciation and amortization (including impairments)	282,653	275,690	560,058	538,379
Operating income (b)	166,503	95,069	270,230	162,738

Other income (expense):
Interest expense, net	(232,586)	(185,414)	(419,818)	(372,747)
Equity in net income (loss) of affiliates	1,787	1,474	3,195	(677)
Write-off of deferred financing costs	(3,412)	—	(7,999)	—
Gain on sale of affiliate interests (c)	—	65,483	—	65,483
Gain (loss) on investments, net	70,953	(66,006)	78,191	(77,147)
Gain (loss) on derivative contracts, net	(35,835)	66,167	(42,615)	64,535
Loss on extinguishment of debt	(13,125)	—	(13,125)	—
Minority interests	(2,435)	(1,809)	(3,772)	(245)
Miscellaneous, net	(175)	(250)	8	(113)
Loss from continuing operations before income taxes	(48,325)	(25,286)	(135,705)	(158,173)
Income tax benefit (expense)	22,209	(1,677)	54,867	35,512
Loss from continuing operations	(26,116)	(26,963)	(80,838)	(122,661)
Income from discontinued operations, net of taxes (c)	40,702	240,761	38,316	210,322
Income (loss) before cumulative effect of a change in accounting principle	14,586	213,798	(42,522)	87,661
Cumulative effect of a change in accounting principle, net of taxes	—	—	(862)	—
Net income (loss)	$14,586	$213,798	$(43,384)	$87,661

Basic and diluted net income (loss) per share:

Loss from continuing operations	$(0.09)	$(0.09)	$(0.29)	$(0.43)

Income from discontinued operations	$0.14	$0.83	$0.14	$0.73

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income (loss)	$0.05	$0.74	$(0.15)	$0.30

Basic weighted average common shares (in thousands)	283,592	288,143	283,273	288,000

(a)          2006 reflects the net operating results of FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations and 2005 reflects the net operating results of FSN Ohio, FSN Florida (including the gain on Regional Programming Partners restructuring), FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations.

(b)         The 2006 periods include the collection of $26.5 million in June 2006 related to the resolution of a contractual programming dispute, $23.0 million of which was due for periods prior to the second quarter of 2006 but not recognized as a reduction to programming costs because it was being disputed and not paid by the affiliate.

(c)          In 2005, the Company recorded a pre-tax gain in continuing operations of $66.6 million and an after-tax gain in discontinued operations of $265.5 million resulting from the Regional Programming Partners restructuring.  In addition, in 2006, the Company recorded $46.1 million, net of taxes, representing the collection in June 2006 of affiliate revenue that had not been previously recognized due to a contractual dispute recorded in discontinued operations.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Stock plan benefit (expense).  For the 2006 period, this adjustment eliminates the compensation cost relating to stock options, stock appreciation rights and restricted stock granted under our employee stock plan and non-employee director plan which has been recorded pursuant to the adoption of FASB Statement No. 123R.  For the 2005 period, this adjustment eliminates the benefit or expense associated with vesting and marking to market of variable stock options and stock appreciation rights and charges related to the issuance of restricted stock (as restated to include adjustments resulting from the Company’s stock option review).

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and  amortization (including impairments) of long-lived assets in all periods.

	Six Months Ended June 30,
	2006 (a)	2005 (b)
CONSOLIDATED FREE CASH FLOW CALCULATION (c)

Net cash provided by operating activities (d)	$456,427	$410,903
Less: capital expenditures (e)	(488,526)	(353,518)
Consolidated free cash flow	$(32,099)	$57,385

(a)          Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $81.2 million in cash for the six months ended June 30, 2006.  This amount includes the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized.

(b)         Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations used a total of $99.6 million of cash for the six months ended June 30, 2005.

(c)          See non-GAAP financial measures on page 5 of this release for a definition and discussion of Free Cash Flow.

(d)         The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(e)          See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended June 30,
	2006 (a)	2005 (a)	% Change

Cable Television	$1,008,390	$855,562	17.9%
Optimum Lightpath	52,948	47,575	11.3%
Eliminations (b)	(12,288)	(7,841)	(56.7)%
Total Telecommunications	1,049,050	895,296	17.2%
AMC/IFC/WE	151,682	135,413	12.0%
Other Programming (c)	79,923	76,195	4.9%
Eliminations (b)	(5,730)	(7,513)	23.7%
Total Rainbow	225,875	204,095	10.7%
MSG	162,044	151,565	6.9%
Other (d)	19,726	19,948	(1.1)%
Eliminations (e)	(32,772)	(39,045)	16.1%
Total Cablevision	$1,423,923	$1,231,859	15.6%

	Six Months Ended June 30,
	2006 (a)	2005 (a)	% Change

Cable Television	$1,961,046	$1,669,013	17.5%
Optimum Lightpath	106,904	95,317	12.2%
Eliminations (b)	(25,617)	(17,888)	(43.2)%
Total Telecommunications	2,042,333	1,746,442	16.9%
AMC/IFC/WE	297,178	270,379	9.9%
Other Programming (c)	146,668	147,970	(0.9)%
Eliminations (b)	(11,554)	(13,847)	16.6%
Total Rainbow	432,292	404,502	6.9%
MSG	385,886	331,058	16.6%
Other (d)	38,227	43,470	(12.1)%
Eliminations (e)	(65,457)	(80,487)	18.7%
Total Cablevision	$2,833,281	$2,444,985	15.9%

(a)          2006 excludes the net revenues of FSN Chicago and 2005 excludes the net revenues of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)            Represents intra-segment revenues.

(c)          Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)         Represents net revenues of Clearview Cinemas and PVI Virtual Media.  In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(e)             Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)
(Dollars in thousands)
(Unaudited)

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Three Months Ended June 30,			Three Months Ended June 30,
	2006 (a)	2005 (a)	% Change	2006 (a)	2005 (a)	% Change
		(As restated)
Cable Television	$202,798	$136,893	48.1%	$423,053	$337,229	25.4%
Optimum Lightpath	(4,562)	(7,040)	35.2%	16,042	16,967	(5.5)%
Total Telecommunications	198,236	129,853	52.7%	439,095	354,196	24.0%
AMC/IFC/WE	39,310	32,684	20.3%	57,609	49,889	15.5%
Other Programming (b)	(40,995)	(43,539)	5.8%	(25,074)	(20,566)	(21.9)%
Total Rainbow	(1,685)	(10,855)	84.5%	32,535	29,323	11.0%
MSG	(376)	7,606	(104.9)%	18,022	29,765	(39.5)%
Other (c)	(29,672)	(31,535)	5.9%	(19,707)	(13,184)	(49.5)%
Total Cablevision	$166,503	$95,069	75.1%	$469,945	$400,100	17.5%

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Six Months Ended June 30,			Six Months Ended June 30,
	2006 (a)	2005 (a)	% Change	2006 (a)	2005 (a)	% Change
		(As restated)
Cable Television	$360,852	$254,090	42.0%	$790,662	$648,515	21.9%
Optimum Lightpath	(11,363)	(16,448)	30.9%	30,075	31,074	(3.2)%
Total Telecommunications	349,489	237,642	47.1%	820,737	679,589	20.8%
AMC/IFC/WE	80,256	80,462	(0.3)%	116,416	113,075	3.0%
Other Programming (b)	(85,924)	(86,260)	0.4%	(56,105)	(42,951)	(30.6)%
Total Rainbow	(5,668)	(5,798)	2.2%	60,311	70,124	(14.0)%
MSG	(12,685)	(6,276)	(102.1)%	24,881	33,024	(24.7)%
Other (c)	(60,906)	(62,830)	3.1%	(39,106)	(28,223)	(38.6)%
Total Cablevision	$270,230	$162,738	66.1%	$866,823	$754,514	14.9%

(a)          2006 excludes the operating income (loss) and AOCF of FSN Chicago and Rainbow DBS (distribution operations) and 2005 excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)             Includes operating results of Clearview Cinemas, PVI Virtual Media and unallocated corporate general and administrative costs.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	June 30, 2006	March 31, 2006	June 30, 2005

Revenue Generating Units
Basic Video Customers	3,101,044	3,065,716	3,005,558
iO Digital Video Customers	2,270,748	2,127,249	1,741,483
Optimum Online High-Speed Data Customers	1,891,442	1,806,623	1,519,864
Optimum Voice Customers	987,542	865,308	478,357
Residential Telephone Customers	6,655	7,251	8,592
Total Revenue Generating Units	8,257,431	7,872,147	6,753,854

Customer Relationships (a)	3,263,970	3,223,636	3,146,426

Homes Passed	4,519,000	4,501,000	4,464,000

Penetration
Basic Video to Homes Passed	68.6%	68.1%	67.3%
iO Digital to Basic Penetration	73.2%	69.4%	57.9%
Optimum Online to Homes Passed	41.9%	40.1%	34.0%
Optimum Voice to Homes Passed	21.9%	19.2%	10.7%

Monthly Churn
Basic Video	1.7%	1.5%	1.7%
iO Digital Video	2.0%	1.9%	2.3%
Optimum Online High-Speed Data	2.0%	1.7%	2.0%

Revenue for the three months ended (dollars in millions)

Video (b) (c)	$645	$616	$578
High-Speed Data (b)	223	212	187
Voice (b)	85	74	36
Advertising (b)	29	23	29
Other (b) (d)	26	28	26
Total Cable Television Revenue (e)	$1,008	$953	$856

Average Monthly Revenue per Basic Video Customer (“RPS”) (e)	$109.01	$104.24	$95.22

(a)          Number of customers who receive at least one of the Company’s services, including business modem only customers.

(b)         Certain reclassifications have been made to the prior period revenue information to conform to the 2006 presentation.

(c)          Includes analog, digital, PPV, VOD and DVR revenue.

(d)         Includes installation revenue, NY Interconnect, home shopping and other product offerings.  For the second quarter 2006, installation revenue and certain ancillary revenues attributable to the high-speed data and voice products have been classified to Other.  Prior periods have been reclassified to conform to this presentation.

(e)             RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	June 30, 2006	March 31, 2006	June 30, 2005

Viewing Subscribers (in thousands)
AMC	78,600	77,500	77,300
WE	52,800	51,400	50,300
IFC	38,800	38,000	36,000
fuse	40,600	39,800	34,700
Consolidated Regional Sports (Bay Area)	3,600	3,700	3,600
Non-Consolidated Regional Sports (New England)	3,800	3,800	3,700

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

June 30, 2006
Cash and cash equivalents (a)	$535,393

Bank debt	$5,083,750
Collateralized indebtedness	990,738
Senior notes and debentures	5,993,358
Senior subordinated notes and debentures	496,816
Capital lease obligations and notes payable	80,043
Debt	$12,644,705

LEVERAGE

Debt	$12,644,705
Less: Collateralized indebtedness of unrestricted subsidiaries (b)	(990,738)
Cash and cash equivalents (c)	(413,071)
Net debt	$11,240,896

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (b) (d)	5.9
Restricted Group leverage ratio (Bank Test) (e)	5.1
CSC Holdings notes and debentures leverage ratio (e)	5.1
Cablevision senior notes leverage ratio (f)	6.0
Rainbow National Services notes leverage ratio (g)	5.4

(a)          Includes $122.3 million of cash designated for the future payment of the special cash dividend (as declared on April 7, 2006) on certain unvested and/or unexercised equity securities issued under the company’s equity plans.

(b)         Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)          Excludes $122.3 million of cash designated for the future payment of the special cash dividend (as declared on April 7, 2006) on certain unvested and/or unexercised equity securities issued under the company’s equity plans.

(d)         AOCF is annualized based on the second quarter 2006 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(e)          Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior and senior subordinated notes indentures, respectively, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.7 billion.

(f)            Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(g)            Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $258.1 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2006	2005
CAPITAL EXPENDITURES (a)

Consumer premise equipment	$135,237	$95,660
Scalable infrastructure	27,525	27,493
Line extensions	9,263	8,776
Upgrade/rebuild	1,296	1,790
Support	19,880	28,319
Total Cable Television (b)	193,201	162,038
Optimum Lightpath	8,566	5,041
Total Telecommunications	201,767	167,079
Rainbow	4,452	8,107
MSG	4,706	4,080
Other (Corporate, Theatres and PVI)	5,205	1,031
Total Cablevision	$216,130	$180,297

	Six Months Ended June 30,
	2006	2005
CAPITAL EXPENDITURES (a)

Consumer premise equipment	$301,827	$227,499
Scalable infrastructure	96,549	34,088
Line extensions	16,913	16,552
Upgrade/rebuild	2,153	2,881
Support	33,998	34,916
Total Cable Television (c)	451,440	315,936
Optimum Lightpath	17,083	11,745
Total Telecommunications	468,523	327,681
Rainbow	5,299	12,828
MSG	6,374	5,241
Other (Corporate, Theatres and PVI)	8,330	7,768
Total Cablevision	$488,526	$353,518

(a)          Excludes the capital expenditures of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported as discontinued operations.

(b)         The increase in second quarter 2006 capital expenditures, as compared to the prior year period, principally relates to consumer premise equipment spending, which is primarily the result of growth in Revenue Generating Units, offset in part by a decline in support capital expenditures.

(c)             The increase in capital expenditures for the six-month period ending June 30, 2006, as compared to the prior year period, is principally related to increases in consumer premise equipment and scalable infrastructure spending.  The consumer premise equipment spending primarily relates to Revenue Generating Unit growth.  The increase in scalable infrastructure spending primarily relates to an increase in speed to 15-megabits for the core Optimum Online service and the introduction of the 30-megabit Optimum Online Boost premium service.